Exhibit 3.9

CERTIFICATE OF FORMATION

OF

MULTIBAND EWS, INC.

a Texas for-profit corporation

ARTICLE I

ENTITY NAME AND TYPE

The filing entity being formed is a for-profit corporation. The name of the entity is Multiband EWS, Inc. (the “Corporation”).

ARTICLE II

REGISTERED AGENT AND REGISTERED OFFICE

The registered agent of the Corporation is Capitol Corporate Services, Inc. The address of the registered office of the Corporation is 800 Brazos, Suite 400, Austin, Texas 78701.

ARTICLE III

DIRECTORS

The number of directors of the Corporation shall be fixed from time to time as provided in the Bylaws of the Corporation. The number of directors constituting the initial Board of Directors is three (3) and the names and addresses of the persons who are to serve as directors until the first annual meeting of shareholders or until their successors are elected and qualified are:

Name	Address
John A. Goodman	6400 International Parkway, Suite 1000 Plano, Texas 75093

Ron B. Hill	6400 International Parkway, Suite 1000 Plano, Texas 75093

Cari Shyiak	6400 International Parkway, Suite 1000 Plano, Texas 75093

The Board of Directors shall have the power to alter, amend or repeal the Bylaws of the Corporation or to adopt new Bylaws.

ARTICLE IV

AUTHORIZED SHARES

The total number of shares the Corporation is authorized to issue is one thousand (1,000). The par value of each of the authorized shares is $0.001.

ARTICLE V

MINIMUM CAPITAL

The Corporation will not commence business until it has received for the issuance of shares consideration of the value of at least One Thousand Dollars ($1,000) consisting of money, labor done or property actually received.

ARTICLE VI

PURPOSE

The purpose for which the Corporation is formed is for the transaction of any and all lawful business for which a for-profit corporation may be organized under the Texas Business Organizations Code (the “TBOC”).

ARTICLE VII

LIMITATION OF DIRECTOR LIABILITY

The liability of a director or former director to the Corporation or its shareholders shall be eliminated to the fullest extent permitted by Chapter 7 or any other applicable provision of the TBOC. If the TBOC or any other applicable Texas statute hereafter is amended to authorize the further elimination or limitation of the liability of directors is amended to authorize corporate action further eliminating or limiting the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on liability provided herein, shall be limited to the fullest extent permitted by such amended statute. Any repeal or modification of this Article VII shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification. The provisions of this Article VII shall not be deemed to limit or preclude indemnification of a director by the Corporation for any liability of a director that has not been eliminated by the provisions of this Article VII.

ARTICLE VIII

INDEMNIFICATION

The Corporation shall indemnify to the fullest extent permitted by Texas law any and all of its existing and former directors and officers and their delegates. If Texas law is amended to authorize corporate action broadening the Corporation’s ability to indemnify its directors and officers, the Corporation shall indemnify its existing and former directors and officers to the fullest extent permitted by Texas law, as amended. Any repeal or modification of this Article VIII shall not adversely affect any right or protection of any existing or former director or officer of the Corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.

ARTICLE IX

WRITTEN CONSENT

Any action which may be taken at any annual or special meeting of shareholders may be taken without a meeting, without prior notice, and without a vote, if a written consent or consents, setting forth the action so taken, is signed by the holders of shares having not less than the minimum number of votes necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted.

ORGANIZER

The name and address of the organizer is set forth below.

ORGANIZER
Name	Address
Matthew L. Fry	c/o Haynes and Boone, LLP 2323 Victory Avenue, Suite 700 Dallas, Texas 75219

EFFECTIVENESS OF FILING

This Certificate of Formation becomes effective when it is filed with the Secretary of State of the State of Texas.

EXECUTION

The undersigned affirms that the person designated as registered agent has consented to the appointment. The undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument and certifies under penalty of perjury that the undersigned is authorized to execute the filing instrument.

September 19, 2013	/s/ Matthew L. Fry
Matthew L. Fry, Organizer